================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          CENTERIOR ENERGY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

CENTERIOR ENERGY LOGO

            6200 OAK TREE BLVD.
       INDEPENDENCE, OHIO 44131

                                                           Robert J. Farling
                                                           Chairman, President
                                                           & Chief Executive
                                                           Officer

                                                                   April 3, 1997

Dear Share Owner:

On behalf of all directors, I cordially invite you to attend the annual meeting of share owners of Centerior Energy Corporation. The meeting will be held THURSDAY, MAY 8, 1997 AT 1:30 P.M., Cleveland time, in the Grand Ballroom of Executive Caterers at Landerhaven, 6111 Landerhaven Drive, Mayfield Heights, Ohio. We will provide light refreshments prior to the meeting. For those of you who plan to attend the meeting, a map showing the location of Executive Caterers at Landerhaven appears on the back cover of the accompanying Proxy Statement and Notice of Annual Meeting.

I'd like to take this opportunity to thank you for your overwhelming support of our proposed merger with Ohio Edison to form FirstEnergy Corp. In case you don't already know, I'm pleased to report that Ohio Edison's share owners strongly supported the proposed merger as well. While we still must receive a number of regulatory approvals, including that of the Federal Energy Regulatory Commission
(FERC), we will continue to prepare for completion of the merger in 1997 since we expect the FERC approval process to be concluded late this year.

At our annual meeting on May 8, we will update you on progress on the merger as well as take action on matters which are important to you as a share owner. Therefore, whether or not you plan to be present, we urge you to give your prompt attention to the proposals described in the Proxy Statement. Please sign and date the enclosed proxy card and return it promptly in the postage-paid envelope provided to help us obtain the representation needed to conduct business at the meeting. We greatly appreciate the interest shown by our share owners through the voting of their stock and look forward to having a large representation for the 1997 annual meeting.

                                                 Sincerely,

                                                 /s/ Robert J. Farling

                          CENTERIOR ENERGY CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS

                                                                   April 3, 1997

To the Common Stock Share Owners of
Centerior Energy Corporation:

     The annual meeting of the share owners of Centerior Energy Corporation will be held in the Grand Ballroom of Executive Caterers at Landerhaven, 6111 Landerhaven Drive, Mayfield Heights, Ohio 44124, on Thursday, May 8, 1997 at 1:30 p.m., Cleveland time, for the purpose of acting on the following matters:

     1. Election of 11 directors of the Company;

     2. Ratification of the appointment by the Board of Directors of Arthur Andersen LLP as the independent accountants of the Company and its subsidiaries for 1997;

     3. Consideration of the share owner proposal set forth in the accompanying proxy statement, if presented to the meeting; and

     4. Any other matters which may properly come before the meeting.

     Owners of Common Stock of record at the close of business on March 12, 1997 are entitled to vote at the meeting.

                                               By order of the Board of
                                               Directors,

                                               JANIS T. PERCIO, Secretary

                          CENTERIOR ENERGY CORPORATION

                                PROXY STATEMENT
                           OF THE BOARD OF DIRECTORS

                                 April 3, 1997

                       FOR ANNUAL MEETING OF SHARE OWNERS

                                  May 8, 1997

                              COMPANY INFORMATION

     Centerior Energy Corporation ("Company") is the parent company of The Cleveland Electric Illuminating Company ("Cleveland Electric"), The Toledo Edison Company ("Toledo Edison"), Centerior Service Company ("Centerior Service") and three other smaller subsidiaries. The Company and its subsidiaries comprise the Centerior System.

     The Boards of Directors of the Company and Ohio Edison Company ("Ohio Edison") have agreed on a merger. The new company will be named FirstEnergy Corp. ("FirstEnergy") and will be headquartered in Akron, Ohio. On March 27, 1997, share owners of the Company and of Ohio Edison approved the merger, which remains subject to certain regulatory approvals. When the merger is complete, Company share owners will receive 0.525 of a share of FirstEnergy common stock for each share of Company common stock ("Common Stock") they own, and Ohio Edison shareholders will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock they own. Initially, Company share owners will own approximately one-third, while Ohio Edison shareholders will own about two-thirds, of the outstanding FirstEnergy common stock. Upon completion of the merger, Willard R. Holland, who is Chairman of the Board and Chief Executive Officer of Ohio Edison, will be Chairman of the Board, President and Chief Executive Officer of FirstEnergy. Robert J. Farling, who is the Chairman, President and Chief Executive Officer of the Company, will be Vice Chairman of FirstEnergy. The FirstEnergy Board of Directors is expected to consist of 12 members, selected initially by the Ohio Edison Board.

                          GENERAL MEETING INFORMATION

     Common Stock is the only class of security entitled to vote at the meeting. Share owners of record on the record date, March 12, 1997, are entitled to attend and participate in the meeting or to participate by submitting their proxy. There were 148,025,928 shares of Common Stock outstanding as of the record date, each of which is entitled to one vote. Any share owner of record with a hearing impairment who plans to attend the annual meeting may request that the Company provide a sign language interpreter at the meeting. Requests for an interpreter must be received by Share Owner Services at the Company no later than April 28, 1997.

     The accompanying proxy is solicited by the Board of Directors of the Company. Any share owner giving such a proxy has the power to revoke it by giving notice to the Company in writing or in open meeting.

     It is contemplated that officers and regular employees of the Centerior System may solicit the return of proxies by personal interview, mail, telephone and other electronic means. Banks, brokers and nominees who hold Common Stock in their names will be furnished proxy material with the request that they forward it to the beneficial owners of such stock. The Company will reimburse them for this expense. The entire cost of this solicitation of proxies will be paid by the Company.

     Properly executed proxies received prior to the taking of action at the annual meeting will be voted in accordance with the directions given. If a properly executed proxy is returned without voting directions, the shares represented by such proxy will be voted FOR the nominees for director, FOR the ratification of auditors, AGAINST the share owner proposal and in accordance with the best judgment of the proxies on any other matters which properly come before the meeting.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has established seven committees to facilitate the carrying out of its responsibilities.

     The Audit Committee recommends to the Board annually the firm of independent accountants to be retained for the ensuing year by the Company and its subsidiaries and reviews the results of the accountants' examination of the financial statements of the Company and its subsidiaries and the audit practices employed by them. The Committee oversees the establishment and administration by management of effective internal accounting controls and an accounting system designed to produce financial statements which present fairly the financial position of the Company and its subsidiaries. The Committee is composed entirely of outside directors, that is, directors who are not now and who never have been officers of the Company. The Committee held two meetings in 1996.

     The Capital Expenditures Committee recommends to the Board annually a five-year construction program and an annual capital expenditures budget. The Committee authorizes individual projects involving a commitment in excess of $1,000,000. It also reviews expenditures made pursuant to the five-year construction program and annual capital expenditures budget and recommends changes to the Board. The majority of the Committee is composed of outside directors. The Committee held three meetings in 1996.

     The Environmental and Community Responsibility Committee monitors the Company's status and compliance with environmental laws, rules and regulations and reviews and makes recommendations to management and the Board regarding environmental and other community responsibility programs and issues. The Committee is composed of a majority of outside directors. The Committee held three meetings in 1996.

     The Executive and Nominating Committee acts on behalf of the Board between meetings of the Board and has the authority of the Board with certain exceptions. In addition, it recommends to the Board candidates to be nominated for election as directors of the Company at the annual meeting each year, persons to fill any vacancies on the Board and changes in the size of the Board. The Committee is composed of non-officer directors, that is, directors who are not currently officers of the Company, and the Chairman of the Company. The Committee held one meeting in 1996. A share owner who wishes to suggest to the Committee a person to be considered to serve as a director should submit the suggestion in writing to the Secretary of the Company. The suggestion of the share owner must be received by the Company not later than the December 1 preceding an annual meeting if the share owner wants the Committee to consider including that person as a candidate for director in the proxy statement for that annual meeting.

     The Finance Committee reviews and recommends long-range financial policies and objectives of the Centerior System and specific actions to achieve these objectives. The Committee also reviews the investment performance of the trustees and investment managers of the pension and employee savings plans of the Centerior System and establishes general investment policy for the investment of pension and savings plan assets with the concurrence of the respective trustees of those plans. The majority of the Committee is composed of outside directors. The Committee held five meetings in 1996.

     The Human Resources Committee reviews and approves the Centerior System's overall compensation plan, including the pension and employee stock plans. The Committee recommends to the Board for approval the compensation of the Chairman and President of the Company. It also approves, recommends or reviews management proposals concerning the compensation and benefits of most other officers and certain employees of the Centerior System. The Committee is composed entirely of outside directors. The Committee held seven meetings in 1996.

     The Nuclear Committee monitors, consults with and makes recommendations to management and the Board regarding nuclear matters, including the operation of all nuclear units in which the Centerior System has an ownership interest or other output entitlement. The Committee is composed of a majority of outside directors. The Committee held four meetings in 1996.

     The Board held 12 meetings in 1996. The average attendance at the Board and committee meetings was 94%. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served.

                             ELECTION OF DIRECTORS

     Eleven directors are to be elected at the annual meeting, each with a term of office until the next annual meeting or until his or her successor is elected and qualified. Listed below are the 11 candidates of the Board and brief statements of their business experience during at least the last five years. The Common Stock beneficially owned by each candidate is set forth in the table on page 12. All of the candidates currently are members of the Board and are expected to be able to serve, if elected. The 11 candidates receiving the most votes will be elected directors.

     The shares represented by the proxy, if returned duly executed and timely received, will be voted for the candidates listed below, except to the extent the proxy is marked to withhold the authority to vote. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect. If voting is cumulative as described below, the persons authorized in the proxy will distribute the cumulated votes represented by the proxy among those candidates nominated at the meeting as they shall select. In the event a candidate listed below becomes unavailable for any reason prior to the meeting, the persons authorized in the proxy may nominate and vote for a replacement candidate or they may vote to reduce the number of directors to the number of candidates listed below who are available.

     Under Ohio law, directors can be elected by cumulative voting (1) if a Common Stock share owner notifies the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the time fixed for the holding of a meeting for the election of directors that he desires cumulative voting and (2) upon the convening of the meeting, if an announcement that such notice has been given is made by the chairman or secretary of the meeting or by or on behalf of the share owner giving such notice. In cumulative voting, each share owner has votes equal to the total number of shares of record owned by him multiplied by the number of directors to be elected. These votes can be cast for a single candidate or distributed in any amounts among any number of the candidates.

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                               CANDIDATE                                  SINCE
                    ---------------------------------------------------------------    ------------
                    RICHARD P. ANDERSON, 67, Chairman and Chief Executive Officer          1986
ANDERSON PICTURE    since 1988 of The Andersons Inc., a grain, farm supply and retailing firm. Previously, he was Managing Partner of The
                    Andersons. He also is a director of ChemFirst Inc. (1) (2)

                    ALBERT C. BERSTICKER, 63, Chairman and Chief Executive Officer         1990
BERSTICKER          since February 1996 of Ferro Corporation, a producer of
PICTURE             specialty chemical materials for manufactured products. Mr.
                    Bersticker was President and Chief Executive Officer of Ferro
                    from May 1991 to February 1996. He has been a director of Ferro since 1978. Mr. Bersticker also is a director of Brush Wellman
                    Inc., KeyCorp and Oglebay Norton Company. (2) (3) (4)

                    THOMAS A. COMMES, 54, President and Chief Operating Officer            1987
COMMES PICTURE      since June 1986 of The Sherwin-Williams Company, a manufac-
                    turer of paints and painting supplies. He has been a director of Sherwin-Williams since 1980. Mr. Commes also is a director of KeyCorp. (1) (4) (5)

                    WILLIAM F. CONWAY, 66, President of William F. Conway & Associ-        1994
CONWAY PICTURE      ates, Inc., a management consulting firm. Mr. Conway was Execu-
                    tive Vice President-Nuclear from May 1989 to August 1994 of
                    Arizona Public Service Company, an electric utility. (2) (3)
                    (6)

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                               CANDIDATE                                  SINCE
                    ---------------------------------------------------------------    ------------

                    WAYNE R. EMBRY, 60, President and Chief Operating Officer since        1991
EMBRY PICTURE       July 1994 of the Cleveland Cavaliers, a professional basketball team. He was Executive Vice President and General Manager of the Cavaliers from June 1986 to July 1994. Since 1986, Mr.
                    Embry has been Chairman of M. A. L. Co., a fabricator of
                    hardboard, fiberglass and carpeting materials for the
                    automotive industry. He was also a marketing consultant, from
                    1983 through 1992, for G. Heileman Brewing Company, a domestic brewery. Mr. Embry is a director of M.A. Hanna Company, Ohio
                    Casualty Insurance and KeyBank National Association. (1) (6)
                    (7)

                    ROBERT J. FARLING, 60, Chairman, President and Chief Executive         1988
FARLING PICTURE     Officer of the Company and Centerior Service since March 1992.
                    Mr. Farling has also been Chairman and Chief Executive Officer of Cleveland Electric and Toledo Edison since July 1993. He was
                    President and Chief Operating Officer of the Company from Octo-
                    ber 1988 and of Centerior Service from July 1988 to March 1992.
                    Mr. Farling has been a director of Cleveland Electric since
                    1986 and of Toledo Edison since 1988. He also is a director of
                    National City Bank. (3) (4) (5)

                    RICHARD A. MILLER, 70, Chairman and Chief Executive Officer of         1986
MILLER PICTURE      the Company and Centerior Service from October 1988 to March
                    1992. He is a director of Bank One, Cleveland, N.A. (3) (4) (5)
                    (7) (8)

                    FRANK E. MOSIER, 66, Vice Chairman from August 1991 to August          1986
MOSIER PICTURE      1993 of the Advisory Board of BP America Inc., a producer and refiner of petroleum products. Mr. Mosier was Vice Chairman of
                    BP America from April 1988 to August 1991. He also is a
                    director of Associated Estates Realty Corporation and Boykin
                    Lodging Company. (3) (5) (6) (7)

                                                                                       DIRECTOR OF
                                                                                       THE COMPANY
                                                                                           AND
                                                                                        CENTERIOR
                                                                                         SERVICE
                                               CANDIDATE                                  SINCE
                    ---------------------------------------------------------------    ------------
                    SISTER MARY MARTHE REINHARD, SND, 67, Director of Development          1986
REINHARD PICTURE    for the Sisters of Notre Dame of Cleveland, Ohio since 1989.
                    (1) (2) (7)

                    ROBERT C. SAVAGE, 59, President and Chief Executive Officer            1990
SAVAGE PICTURE      since 1973 of Savage & Associates, Inc., an insurance,
                    financial planning and estate planning firm. He is a director of Charter One Bank in Toledo, Solar Cells, Inc. and Columbus
                    Life Insurance Company. (5) (6) (7)

                    WILLIAM J. WILLIAMS, 68, Chairman of Huntington National Bank          1986
WILLIAMS PICTURE    from November 1991 to September 1993. Mr. Williams has been a director of Huntington National Bank and Huntington Bancshares
                    since 1985. He is a director of Republic Engineered Steels,
                    Inc. and UNR Industries, Inc. (1) (2) (4) (6)

---------------

(1) Member of the Audit Committee.
(2) Member of the Nuclear Committee.
(3) Member of the Capital Expenditures Committee.
(4) Member of the Executive and Nominating Committee.
(5) Member of the Finance Committee.
(6) Member of the Human Resources Committee.
(7) Member of the Environmental and Community Responsibility Committee.
(8) The Board's policy that directors retire at the first annual meeting after reaching age 70 would have required that Mr. Miller not stand for election at the annual meeting. However, in view of the pending merger with Ohio Edison, and Mr. Miller's extensive knowledge of the Company and his experience in its formation in 1986, the Board waived its retirement policy. Mr. Miller has consented to stand for reelection and, if reelected, to continue as a director until the earlier of the completion of the merger with Ohio Edison or the Company's 1998 annual meeting of share owners.

     In 1996, directors who were not officers of the Company received 500 shares of restricted Common Stock and $11,000 as an annual retainer fee. The shares of Common Stock are restricted against disposition as long as the director remains on the Board. If a director leaves the Board for reasons other than retirement in accordance with the director retirement policy, death, disability or a change in control of the Company, the shares of restricted Common Stock will be forfeited back to the Company. Directors who were not officers of the Company also received $975 for each Board meeting and committee meeting attended, except that if more than one committee meeting was attended on the same day, the fee for each additional committee meeting was $650. The Chairmen of the Audit, Capital Expenditures, Environmental and Community Responsibility, Finance, Human Resources and Nuclear Committees each received an additional $100 per month as a retainer fee. Directors may elect to defer receipt of their fees.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent accountants of the Company and its subsidiaries for 1997. Arthur Andersen has served as the Company's independent accountants since 1986. Although the appointment of independent accountants is not required to be approved by the share owners, the Board believes the share owners should participate in this appointment through ratification. If the share owners do not ratify the appointment, the Board will reconsider its action.

     An Arthur Andersen representative will be present at the annual meeting for the purpose of making a statement, if he desires to do so, and to respond to questions.

     Share owner ratification of the appointment of Arthur Andersen requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstentions and broker non-votes have no effect.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 2.

              SHARE OWNER PROPOSAL REGARDING DISCRETIONARY VOTING

     The Company has been advised that a share owner intends to present the proposal set forth below at the 1997 annual meeting. The number of shares the proponent owns will be furnished by the Company to any person promptly upon the receipt of their oral or written request.

         "MY PROPOSAL IS TO ELIMINATE ALL DISCRETIONARY VOTING WHEN THE INDIVIDUAL (NOT THE TECHNICAL) SHAREHOLDER HAS NOT ACTUALLY VOTED BY MARKING THE CARD."

     STATEMENT OF SHARE OWNER The statement of the share owner submitted in support of the proposal is as follows:

     "I, Allen Wolff, 1553 So. Carpenter Road, Brunswick, Ohio 44212-3826, feel that there are a number of indiscretions allowing for increased executive remuneration often in spite of decreased earnings, declining market confidence and shareholder rewards and for reaffirmations of reigning directors and management-sponsored (and often self serving) resolutions because of a triple standard in counting proxies. The space allowed me here will not adequately permit me to address these issues.

     Did you ever wonder how managements put up such high numbers in shares represented, shares voted for THEIR proposals and AGAINST shareholder proposals? Shareholder-proposals garnering 10-45% of the vote SHOULD get some attention from the incumbent management but so often they rest on the fact that it failed. In addition to counting votes on shares they may NEVER own (SARs and stock options), they count differently (1) proxies signed but not marked are counted in favor of management's position (2) proxies held in street names may be voted in favor of management's slate perhaps without receipt by the real owner and without any input from him and (3) unvoted proxies held in employee 401K plans may be COUNTED as voted in the same proportion as those actually voted. In these days of mergers and downsizing, sometimes employees are AFRAID to vote against management, sometimes feeling intimidated by communications from management.

     Management provides only one slate of director-candidates. It is "take it or leave it" and opposition can come only from well-financed renegades-sometimes with less than the best interest of the company in mind. If anything anti-management comes up at the annual meeting, they already have your proxy to vote on ANYTHING ELSE if the CEO allows a vote.

     Most managements will say that they use the parameters of the SEC in revealing or not revealing management perks and they may use the date of the last merger or name change in revealing just how long an individual has been tenured. Managements say that they boldly tell how unmarked proxies will be voted and feel that their shareholders appreciate not being required to make a few Xs after intelligently wading through 20 or more pages of the proxy statement. Get real! Just because the SEC may allow something does not make it right. Many things are legal, but immoral.

     Management doesn't tell you how to get your proxy from a street name holder, nor how to appoint another proxy to represent you, nor how to vote for someone else for director (BUT I WILL).

     For those employee-shareholders who are afraid to vote unconfidentially, but don't agree with management, at least ABSTAIN. That means your vote will not be counted FOR nor AGAINST. For the independent, but astute shareholder, I ask you to vote FOR. If you don't understand, ABSTAIN. If you leave it blank, it will be counted AGAINST."

     STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE SHARE OWNER
PROPOSAL

     The Board of Directors recommends a vote AGAINST this issue. A similar proposal was presented to share owners in each of the last two years by the same proponent and was handily defeated each time it was presented. The same proponent has also presented similar proposals for other companies' annual meetings, with similar results.

     The proposal, if approved, would take away rights and powers share owners currently have, give a small number of share owners the ability to take actions unilaterally at a share owner meeting, and increase the Company's cost of share owner meetings while providing no corresponding value to share owners.

     There are essentially two types of discretionary voting. First, there is discretion for the proxy to vote a signed but unmarked card, as long as the card states how it will be voted if it is signed but not marked. Second, there is discretion to vote on matters which properly come before the meeting but are not known in advance. Both of these types of discretionary authority are permitted by Securities and Exchange Commission ("SEC") rules, and both make it easier for informed share owners to participate in meetings. Both would be abolished by the proposal.

     Our current procedures facilitate the execution and return of proxy cards, resulting in a higher share owner response than could be expected if share owners were required to complete each item on the proxy card. This, in turn, helps to minimize the time and expense incurred in connection with the solicitation of proxies. The adoption of the proposal would also prohibit us from counting the votes of many of our share owners, because a signed but unmarked proxy card would have to be ignored. Your Board of Directors believes that our procedures, which follow SEC rules and customary practice in the United States, are necessary for good corporate governance.

     Adoption of this proposal could result in inequitable share owner actions. Most of the Company's share owners are represented at its share owner meetings through proxies, while an extremely small percentage of shares are represented in person. Once the items specifically listed in the proxy statement have been concluded, the share owners present in person at the meeting could continue to take actions. If the properly authorized proxies are not able to vote in their discretion, actions that affect the Company and all of its share owners could be taken by the extremely small percentage of share owners physically present at the meeting.

     The proposal does not even address most of the "indiscretions" perceived by its proponent. For example, after its passage the beneficial owners of shares held in street name would be no more likely to actually receive proxy materials than they are currently under applicable (and adequate) rules. Voting by brokers and other nominees on limited issues would still occur under applicable rules, where share owners fail to timely sign and return a proxy card. Unallocated shares held in pension plans would still be voted in the same proportion as allocated shares (a provision intended to help ensure fairness in any event). Any intimidation employees may feel would not be mitigated by abolishing discretionary voting. The proposal also would not affect a share owner's ability to nominate or elect different directors.

     Occasionally, the proponent's supporting statement shows a lack of understanding of the rules. For example, it incorrectly states that management may count votes based on stock options or stock appreciation rights (SARs). The fact is that only shares owned of record can be voted. Once the irrelevant and inaccurate content of the proponent's supporting statement is eliminated, little remains to help justify the proposal.

     The time and effort spent on dealing with this proponent's recurring proposal is a cost to the Company and thus to you as a share owner. Unfortunately, SEC rules require us to include his proposal as long as he continues to submit it, unless it receives less than 10% of the votes cast. Therefore, we are asking you to vote against the proposal, to bring it to an end. While we recognize the right of a share owner to submit an appropriate proposal, we question the value to the Company and share owners of voting on essentially the same proposal year after year. We believe your resources and ours can be better utilized.

     Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voted on the issue. Abstention and broker non-votes have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 3.

                                 OTHER BUSINESS

     The Board knows of no business to be transacted at the meeting other than that presented above. However, if other matters do properly come before the meeting, they will be voted upon in accordance with the judgment of the persons authorized in the proxy.

                               SECURITY OWNERSHIP

     Based upon public filings, at December 31, 1996 the Company had three beneficial owners of over 5% of its outstanding Common Stock, as summarized below.

     T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202, has notified the Company that as of December 31, 1996 it was the beneficial owner of 14,731,700 shares of Common Stock, which is approximately 10.0% of the shares outstanding as of March 12, 1997. T. Rowe Price has sole investment power for these shares, sole voting power for 2,874,000 shares and no voting power for the remaining shares. T. Rowe Price disclaims beneficial ownership of these shares.

     Barrow, Hanley, Mewhinney & Strauss, Inc., 3232 McKinney Avenue, 15th Floor, Dallas, Texas 75204-2429, has notified the Company that as of December 31, 1996 it was the beneficial owner of 8,863,200 shares of Common Stock, which is approximately 6.0% of the shares outstanding as of March 12, 1997. The firm has sole investment power and shared voting power for these shares.

     Vanguard/Windsor II Fund, 100 Vanguard Blvd., P.O. Box 2600, Malvern, Pennsylvania 19355, has notified the Company that as of December 31, 1996 it was the beneficial owner of 8,662,900 shares of Common Stock, which is approximately 5.9% of the shares outstanding as of March 12, 1997. The firm has shared investment power and sole voting power for these shares.

     The following table shows shares of Common Stock beneficially owned as of March 12, 1997 by each director candidate, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

                                                                        NUMBER OF SHARES
                                                                         OF COMMON STOCK
                                   NAME                               BENEFICIALLY OWNED(1)
      --------------------------------------------------------------  ---------------------
      Richard P. Anderson...........................................           3,526
      Albert C. Bersticker..........................................           2,673
      Thomas A. Commes..............................................           6,673
      William F. Conway.............................................           2,164
      Wayne R. Embry................................................           2,673
      Robert J. Farling.............................................         139,531(2)
      Richard A. Miller.............................................          13,610
      Frank E. Mosier...............................................           3,715
      Sister Mary Marthe Reinhard, SND..............................           3,893(3)
      Robert C. Savage..............................................           2,673
      William J. Williams...........................................           3,790
      Murray R. Edelman.............................................          62,010(2)
      Fred J. Lange, Jr. ...........................................          45,916(2)
      Al R. Temple..................................................          14,700(2)
      John P. Stetz.................................................          14,310(2)
      Donald C. Shelton.............................................          54,503(2)
      All directors and executive officers as a group (26
        individuals)................................................         534,352(2)(4)

---------------

(1) Beneficially owned shares include any shares with respect to which voting or investment power is attributed to an individual because of joint or fiduciary ownership of the shares or relationship to the record owner, such as a spouse, even if the individual does not consider himself or herself the beneficial owner. Certain individuals disclaim beneficial ownership of some of those shares.

(2) Includes the following numbers of shares which are not owned but may be purchased within 60 days after March 12, 1997 upon exercise of options to purchase shares of Common Stock: Mr. Farling -- 63,750; Mr.
    Edelman -- 37,500; Mr. Lange -- 31,000; Mr. Temple -- 9,300; Mr.
    Stetz -- 8,800; Mr. Shelton -- 48,600; and all directors and executive officers as a group -- 289,050.

(3) Owned by Sisters of Notre Dame.

(4) All directors and executive officers as a group were considered to own beneficially 0.36% of the Company's Common Stock and none of the Preferred Stock of Cleveland Electric and Toledo Edison.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file with the SEC reports of ownership and changes in ownership with respect to the securities of the Company and its subsidiaries and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from the Company's directors and officers regarding the necessity of filing a report, the Company believes that during 1996 all filing requirements were met on a timely basis.

                             EXECUTIVE COMPENSATION

REPORT OF HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

  GENERAL

     The Human Resources Committee, which administers the Company's compensation program, recognizes executive management's challenge to enhance share owner value in an increasingly competitive environment. Accordingly, while executive officers' total compensation is comprised of three components -- base salary, annual incentive awards and long-term incentive awards, the Company emphasizes the link between compensation and share owner value through extensive use of stock-based incentives. The Board sets each executive officer's total compensation after considering recommendations of the Committee. For most executive officers, the portion of their total compensation which is based on annual and long-term incentives linked to Common Stock performance exceeds the average of the comparable utilities (described below) which typically provide about 20% of total compensation in the form of stock-based incentives.

     In making its recommendations, the Committee considers corporate performance, individual contribution to strategic goals and objectives and compensation data for other electric utilities with revenues comparable to the Company ("comparable utilities"). These companies are among the utilities comprising the Edison Electric Institute Index shown on the Performance Graph on page 17. In addition, the Committee and the Board considered the impact of changes in compensation in view of the proposed merger with Ohio Edison. The Company's Chief Executive Officer ("CEO") participates in the deliberations of the Committee and the Board but does not participate in the final determination of his own compensation.

     Competition for high quality employees in the nuclear generation industry is very intense. Accordingly, in order to retain and attract high quality executive officers and management employees with nuclear generation expertise, in 1996 the Company implemented a Nuclear Retention Program. Under this program, certain employees, including John P. Stetz, Senior Vice President-Nuclear, have three-year compensation agreements which establish base salary, a retention stipend payable in cash annually over the period of the agreement and cash incentive awards based on nuclear performance goals set annually. Also in 1996, in order to help assure that the Company's senior executive officers would objectively assess the proposed merger with Ohio Edison and would remain with the Company at least through the transition to FirstEnergy, the Committee recommended and the Board approved the severance agreements discussed under "Employment and Severance Agreements and Employee Plans".

  BASE SALARY

     To the extent not dictated by existing employment agreements, annual adjustments to base salary are normally based on corporate performance, individual performance, contribution and potential, scope of responsibility and the marketability of an executive both inside and outside the electric utility industry. However, the cash component of base salaries for executive officers who have not assumed significantly greater responsibilities have been frozen since November 1993. As a result, cash base salaries of many officers have fallen well below the median pay level for similar positions at comparable utilities. To partially offset this cash base salary freeze, restricted Common Stock was awarded to certain executive officers as a component of base salary. Similarly, in February 1997, two executive officers received awards of restricted Common Stock in lieu of base salary increases; others received increases in base salary to bring their base pay closer to the median pay level at comparable utilities.

  INCENTIVE COMPENSATION

     The Company's Executive Incentive Compensation Plan provides a short-term, or annual, and a long-term compensation component. The short-term component emphasizes achievement of short-term corporate and individual goals, some of which may relate to improving share owner value, and the long-term component emphasizes the achievement of improved share owner value. The Committee recommends and the Board ultimately determines the amount and form of the short and long-term awards to be granted to executive officers, based on annual performance results and sustained progress toward achievement of the Company's Strategic Plan.

     Incentives may be awarded in cash, equity-based units or a combination of both. Cash awards are payable at the time an incentive award is made. Equity-based awards are payable in the form of deferred incentive units (DIUs) whose value mirrors the performance of the Company's Common Stock, including the accrual of earnings at a rate equivalent to the dividend rate. A DIU is similar to a share of restricted Common Stock except that no shares are actually issued. DIUs vest and are paid in cash after five years except in the event of death, disability or retirement, when vesting occurs immediately. If the executive leaves the Company for other reasons prior to vesting, the DIUs are forfeited. The Board establishes corporate and individual goals and corresponding performance measures each year, and may award incentive compensation for each of the goals achieved based on their respective weighted value. In 1996, for the CEO and executive officers in charge of the Company's Strategic Business Groups ("SBG Executives"), 100% of incentive compensation was tied to the attainment of the corporate goals. For other executive officers, 75% of incentive compensation was tied to the attainment of the corporate goals and 25% to individual goals.

     The Committee establishes three levels of performance for each corporate and individual goal, in increasing levels of difficulty -- threshold, target and maximum. Threshold performance is the minimum level of performance which merits an incentive award. Target awards are 30% of base salary for Vice Presidents, 40% for SBG Executives and 50% for the CEO. Threshold awards are 75% of target awards and maximum awards are 200% of target awards. Each executive officer's incentive award is based on the weighted average and the level of performance achieved for each of the various goals. The Committee and the Board may also consider other factors in determining incentive awards.

     The Board established five corporate goals and performance measures for 1996 related to the Company's Strategic Plan. The goals for revenue, total expenditures, cash flow, power production cost and customer satisfaction were weighted 25%, 25%, 25%, 15% and 10%, respectively. A sixth goal was to achieve for share owners a total return exceeding that of the S&P 500 Index. Also in 1996, a requirement that the average daily closing Common Stock price for December 1996 be at least $10 per share was established as a condition for awarding incentive payments for corporate goals. The average December closing price was $10.625 per share. One of the performance measures was met at the threshold level, two at the target level and one at the maximum level. The remaining measure was below the threshold level. The sixth objective was achieved, with total return to share owners of 33% exceeding the S&P 500 Index return of 23%. Based on these results and performance with respect to individual goals, executive officers are entitled to receive incentive awards. However, awards, if any, will not be made by the Board until after the outcome of the vote by Company and Ohio Edison share owners on the proposed merger with Ohio Edison is known. This will enable the Board to determine if it is appropriate to make awards and, if so, what level of awards and type of payouts should be given under the circumstances.

     As a further incentive to improve share owner value, in February 1997, the Committee recommended and the Board approved the grant of stock options and restricted Common Stock to executive officers as their long-term compensation component. These grants place a greater portion of compensation at risk and emphasize the link between compensation and share owner value. The stock options are 10-year options exercisable at a price of $13.20 per share, which was approximately 20% above the market price of Common Stock on the date of the grant. Common Stock awarded is restricted against disposition for five years. Except as discussed under "Employment and Severance Agreements and Employee Plans", if an executive officer leaves the Company for reasons other than retirement, death or disability, that officer's shares of restricted Common Stock and any unexercised stock options will be forfeited back to the Company.

  CHIEF EXECUTIVE OFFICER COMPENSATION

     Data from the comparable utilities reviewed by the Committee show that the cash component of Mr. Farling's base salary continues to be significantly below the median of his peers. As has been the practice for the past several years, the Committee recommended, and the Board approved, that Mr. Farling's cash base salary remain unchanged. Also as has been the practice, he received 15,000 shares of restricted Common Stock as a component of base salary. The results achieved on the 1996 corporate performance measures referred to above under "Incentive Compensation" will be the basis for determining Mr. Farling's incentive award. However, as discussed above, no incentive awards, if any, will be made until after the outcome of the share owner vote on the proposed merger with Ohio Edison is known.

     Consistent with the desire of the Committee and the Board to further strengthen the link between share owner value and executive compensation, as well as to place a greater portion of compensation at risk, in February 1997, Mr. Farling was granted 40,000 stock options and 10,000 shares of restricted Common Stock as the long-term component of his total compensation. The 10-year options have an exercise price of $13.20 per share, which was approximately 20% above the market price of Common Stock on the date of the grant.

  SUMMARY

     In conclusion, the Human Resources Committee believes that the overall performance of Mr. Farling and the Company's other executives during 1996, in substantially improving share owner value and the Company's ability to succeed in a fully competitive electric utility industry, more than justifies the compensation awards made for their performance.

                                              Frank E. Mosier, Chairman
                                              William F. Conway
                                              Wayne R. Embry
                                              Robert C. Savage
                                              William J. Williams

PERFORMANCE GRAPH

     The following chart shows an indexed comparison of the cumulative total return on the Company's Common Stock, the Standard & Poor's 500 Index and the Edison Electric Institute Index of investor-owned electric utilities at December 31 of each year, assuming that $100 was invested on December 31, 1991 in Company Common Stock and each index. In each case, dividends are assumed to have been reinvested.

                  FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON

       MEASUREMENT PERIOD
     (FISCAL YEAR COVERED)        CENTERIOR           S&P 500           EEI INDEX
1991                               100.00             100.00             100.00
1992                               109.25             107.62             107.59
1993                                80.10             118.45             119.58
1994                                57.89             120.00             105.74
1995                                62.81             165.11             138.55
1996                                83.78             203.00             140.22

COMPENSATION

     The following table shows compensation paid by the Centerior System to the CEO and the executive officers of the Company ("CEC") or Centerior Service ("CSC") at December 31, 1996 who were the next four most highly compensated executive officers in 1996 and Donald C. Shelton, who would have been among the four most highly compensated executive officers had he not retired on September 1, 1996.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                                      AWARDS
                                   ANNUAL COMPENSATION      --------------------------              ALL OTHER COMPENSATION
                                                            RESTRICTED      SECURITIES     ----------------------------------------
  NAME AND PRINCIPAL               --------------------        STOCK        UNDERLYING      EMPLOYEE       SAVINGS PLAN
       POSITION           YEAR      SALARY      BONUS(1)     AWARD(2)        OPTIONS       BENEFITS(3)       MATCH(4)        TOTAL
----------------------    -----    --------     -------     -----------     ----------     -----------     ------------     -------
Robert J. Farling          1996    $360,048           0      $ 265,625         40,000        $19,112          $2,500        $21,612
  Chairman, President      1995     360,048           0        144,375        175,000         19,188           2,500         21,688
  and CEO of CEC           1994     360,048         500        128,975         40,000         19,188           1,030         20,218
  and CSC.
Murray R. Edelman          1996     265,044           0         85,000         20,000          2,391           3,750          6,141
  Executive Vice           1995     265,044           0         28,875        110,000          2,386           3,750          6,136
  President of CEC         1994     265,044         500         49,413         20,000          3,334           3,750          7,084
  and CSC.
Fred J. Lange, Jr.         1996     215,020           0         53,125         20,000          1,947           4,500          6,447
  Senior Vice              1995     201,220           0         24,063        100,000          1,869           4,500          6,369
  President of CEC         1994     191,404         500         30,988         12,000          3,782           4,527          8,309
  and CSC.
Al R. Temple (5)           1996     170,040      15,820         21,250          8,000          3,880           4,500          8,380
  Vice President --        1995     170,040      31,150          7,219         20,000          2,801           4,500          7,301
  Sales and                1994     143,880      27,700         22,194          8,600          3,085           3,724          6,809
  Marketing of CSC.
John P. Stetz (5)          1996     159,260      59,758         21,250          8,000          3,167           4,500          7,667
  Senior Vice              1995     150,020           0          6,256         20,000          3,167           4,498          7,665
  President --             1994      60,585       7,700         19,263          7,600          1,447           1,385          2,832
  Nuclear of CSC.
Donald C. Shelton          1996     160,099      32,506              0              0          8,122           4,671         12,793
  Senior Vice              1995     225,004           0          9,144         35,000          8,123           4,500         12,623
  President --             1994     225,004         500         33,500         13,600          7,125           2,918         10,043
  Nuclear of CSC.

---------------

(1) Awards pursuant to the Executive Incentive Compensation Plan have not yet been made for 1996 performance. Messrs. Temple and Shelton received awards pursuant to their employment agreements and Mr. Stetz received an award pursuant to his compensation agreement.

(2) Restricted Common Stock awards are valued at the closing market price as of the date of grant. Restricted Common Stock holdings and the value thereof based on the closing price of the Common Stock at year-end are as follows:
    Mr. Farling -- 30,400 shares ($326,800); Mr. Edelman -- 8,900 shares ($95,675); Mr. Lange -- 6,200 shares ($66,650); Mr. Temple -- 3,400 shares
    ($36,550); and Mr. Stetz -- 2,950 shares ($31,713). Mr. Shelton previously was awarded 4,950 shares of restricted Common Stock; the restrictions lapsed upon his retirement. Dividends on the restricted Common Stock are payable to the named officers.

(3) Represents the portion of premiums for life, accident, personal liability and supplemental retirement insurance benefits the Company pays for executive officers to the extent those premiums exceed that which is uniformly available to salaried employees under the Company's benefit plans. Also includes additional compensation provided to certain executive officers to purchase other employee benefits.

(4) The Company provides a 50% matching contribution to the Company's Employee Savings Plan on a maximum of 6% of the greater of an employee's base pay or $150,000.

(5) Messrs. Temple and Stetz joined the Company February 28 and July 25, 1994, respectively.

             EMPLOYMENT AND SEVERANCE AGREEMENTS AND EMPLOYEE PLANS

     The Company had an employment agreement through August 1996 with Donald C. Shelton, retired Senior Vice President -- Nuclear of Centerior Service, pursuant to which he received a base salary of $225,000 and was entitled to participate in the Company's benefit plans. In addition, he was eligible for an additional incentive award of up to 30% of his annual base salary contingent upon the achievement of certain nuclear organizational, performance and cost management goals. For his performance in achieving his 1996 goals, Mr. Shelton was awarded $32,506. Mr. Shelton retired at the expiration of his contract.

     The Company had an employment agreement through December 1996 with Al R. Temple, Vice President -- Sales and Marketing of Centerior Service, pursuant to which he received a base salary of $170,000 and was entitled to participate in the Company's benefit plans. He was also eligible for an additional incentive award of up to 20% of his annual base salary contingent upon the achievement of certain sales, marketing and revenue goals in 1996. For his performance in achieving his 1996 goals, Mr. Temple was awarded $15,820.

     Certain of the Company's employee benefit plans and awards thereunder will be affected by consummation of the proposed merger with Ohio Edison. Limitations on restricted stock awarded under the Company's Directors Restricted Stock Plan and Equity Compensation Plan will lapse automatically upon consummation of the merger, and thereupon holders will be entitled to receive 0.525 of a share of FirstEnergy Common Stock for every share of restricted stock held. Under the Company's Equity Compensation Plan, the consummation of the merger will constitute a change in control. As a result, all outstanding stock options will become immediately exercisable in full and will be converted to options to purchase FirstEnergy Common Stock, exercisable at prices adjusted to reflect the exchange ratio.

     In 1996, the Company entered into severance agreements with Messrs. Farling, Edelman and Lange providing for the payment of severance benefits in the event that the individual's employment with the Company was to terminate other than for cause, death or disability as a result of the merger with Ohio Edison.

     The severance agreements of Messrs. Farling and Edelman provide that in the event of a termination of either's employment (other than for cause), he is entitled to receive a payment equal to 2.99 multiplied by the sum of (i) his highest base salary for any year commencing prior to the merger plus (ii) his average bonus for the three completed calendar years prior to the merger. In addition, (i) certain benefit plans will be continued for the three-year period subsequent to termination of his employment, (ii) certain retirement benefits will be computed as if his employment had continued through age 65 (in Mr. Edelman's case, 62), and (iii) certain additional payments will be made to him if he is subject to excise tax. Mr. Farling is obligated to render consulting services to FirstEnergy for a period of 42 months following termination of his employment, for which he will be compensated at a monthly rate of .055833 of his highest base salary for any year commencing prior to the merger. Mr. Edelman is obligated to render consulting services to FirstEnergy for a period of 24 months following termination of his employment, for which he will be compensated at a monthly rate of $10,000.

     The severance agreement of Mr. Lange provides that in the event of a termination of employment (other than for cause, death or disability), he shall be entitled to receive a payment equal to three times his base salary. In addition, (i) certain benefit plans would be continued for three years following termination, (ii) he would be entitled to a payment reflecting the retirement benefit he would have been entitled to had his employment continued for the three-year period following termination of his employment, and (iii) certain additional payments will be made to him if he is subject to an excise tax.

     Under the merger agreement with Ohio Edison, most officers of Ohio Edison and the Company, including Messrs. Temple and Stetz, may, if an adequate position is not available or their employment is terminated following the merger, obtain severance compensation equal to 2.99 times the executive's three-year average annual salary and bonus, plus health care benefits for three years. Furthermore, any officer of Ohio Edison or the Company who has entered into one of the severance agreements described above may elect to cancel that severance agreement and accept the same benefits offered to other terminated officers under the merger agreement.

     If the employment of the Company's executive officers were terminated on December 31, 1996 under circumstances entitling them to benefits under these agreements, the estimated aggregate value of such benefits to them would have been approximately $9,697,228, including the following estimated amounts that would have been payable to the executive officers named in the Summary Compensation Table: Mr. Farling -- $2,420,208; Mr. Edelman -- $1,778,782; Mr. Lange -- $972,816; Mr. Temple -- $565,059; and Mr. Stetz -- $569,290.

STOCK OPTIONS

     The following tables present information relating to stock options granted to the executive officers named in the Summary Compensation Table. Mr. Shelton retired before the stock options were granted in February 1997. No options were exercised in 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                   ------------------------------------------------------------------
                                      NUMBER OF        % OF TOTAL OPTIONS     EXERCISE
                                     SECURITIES            GRANTED TO         OR BASE                     GRANT DATE
                       GRANT         UNDERLYING            EMPLOYEES           PRICE       EXPIRATION      PRESENT
       NAME             DATE       OPTIONS GRANTED       IN FISCAL YEAR        ($/SH)         DATE         VALUE(1)
------------------    --------     ---------------     ------------------     --------     ----------     ----------
Robert J. Farling      2/25/97          40,000                 15.0             13.20        3/4/2002      $ 25,600
Murray R. Edelman      2/25/97          20,000                  7.5             13.20      11/26/2004        14,400
Fred J. Lange, Jr.     2/25/97          20,000                  7.5             13.20       2/25/2007        14,600
Al R. Temple           2/25/97           8,000                  3.0             13.20       2/25/2007         5,840
John P. Stetz          2/25/97           8,000                  3.0             13.20       2/25/2007         5,840

---------------

(1) Except for Messrs. Farling and Edelman, the February 25, 1997 option values are based on the Black-Scholes pricing model using the following assumptions: expected stock volatility .219 (based on 60 months of closing stock prices prior to grant), risk-free rate of return 6.52%, dividend yield 8.0% and a 10-year term. The option values for Mr. Farling and Mr. Edelman are based on the same assumptions except for a risk-free rate of return of 6.12% and 6.40%, respectively, and option terms of 5 years and 6.75 years, respectively, which assume retirement at age 65.

    These assumptions are not intended to be a forecast of future performance of the Company's Common Stock.

                           FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF                   VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
        NAME             EXERCISABLE/UNEXERCISABLE(1)       EXERCISABLE/UNEXERCISABLE
---------------------    ----------------------------     -----------------------------
Robert J. Farling           63,750/151,250                             (2)
Murray R. Edelman            37,500/92,500                             (2)
Fred J. Lange, Jr.           31,000/81,000                             (2)
Al R. Temple                 9,300/19,300                              (2)
John P. Stetz                8,800/18,800                              (2)
Donald C. Shelton              48,600/0                                (2)

---------------

(1) The number of unexercisable options listed for each officer does not include the February 25, 1997 grants disclosed in the Option Grants table above.

(2) None of the outstanding options were in-the-money based on the closing price of the Company's Common Stock on December 31, 1996 of $10.75.

PENSION BENEFITS

     Centerior System employees, including officers, are covered by the Company's pension program. The pension program is a noncontributory fixed-benefit program which provides benefits upon retirement at or after age
55. The annual amount of the pension is based primarily upon the annualized average straight-time salary and incentive compensation in the 60 consecutive highest paid months ("covered compensation") and the number of years of service. The resulting benefit is reduced by a percentage (based on the number of years of service) of the average FICA wage base. The pension is reduced in the event of retirement prior to age 62 and in certain cases prior to age 65. Appropriate reductions are made if the employee elects a joint and survivor, guaranteed years certain, lump sum or other form of pension in place of payments for life. To the extent limits imposed by Federal law apply to reduce a pension which otherwise would be payable under the pension program, the amount of the reduction will be paid, as permitted by Federal law, directly by the Company. The following table shows the annual amount of a payment-for-life pension payable to salaried employees who retire under the pension program at or after age 62 at stated levels of covered compensation and years of service.

                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
   COVERED        ---------------------------------------------------------------------------------------------------------
COMPENSATION         5            10           15            20            25            30            35            40
-------------     --------     --------     ---------     ---------     ---------     ---------     ---------     ---------
  $ 100,000       $  9,811     $ 19,621     $  29,432     $  39,242     $  44,553     $  49,864     $  52,019     $  54,174
    150,000         15,061       30,121        45,182        60,242        68,553        76,864        80,269        83,674
    200,000         20,311       40,621        60,932        81,242        92,553       103,864       108,519       113,174
    250,000         25,561       51,121        76,682       102,242       116,553       130,864       136,769       142,674
    300,000         30,811       61,621        92,342       123,242       140,553       157,864       165,019       172,174
    250,000         36,061       72,121       108,182       144,242       164,553       184,864       193,269       201,674
    400,000         41,311       82,621       123,932       165,242       188,553       211,864       221,519       231,174
    450,000         46,561       93,121       139,682       186,242       212,553       238,864       249,769       260,674

     The following table sets forth the years of service and the covered compensation as of year-end 1996 of the executive officers named in the Summary Compensation Table.

                    NAME                YEARS OF SERVICE     COVERED COMPENSATION
        ----------------------------    ----------------     --------------------
        Robert J. Farling                      37                  $398,803
        Murray R. Edelman                      35                   286,463
        Fred J. Lange, Jr.                     10                   207,575
        Al R. Temple                            2                       (1)
        John P. Stetz                           2                       (1)

       ----------------------

       (1) Messrs. Temple and Stetz are not now vested in the pension program and therefore are not entitled to any pension.

       Note: Mr. Shelton retired September 1, 1996, with $242,280 of covered compensation and 10 years of service. Under terms of the Company's 1993 Voluntary Transition Program, applicable to him pursuant to his employment agreement, his years of service were increased to 15 years.

                           PROPOSALS FOR 1998 ANNUAL MEETING

     Share owners who wish to submit proposals for inclusion in the Proxy Statement and proxy of the Board for share owner action at the 1998 annual meeting must send the proposal and supporting statement, if any, to the Secretary of the Company so that it will be received not later than November 11, 1997.

                                              By order of the Board of
                                              Directors,

                                              JANIS T. PERCIO, Secretary

                                    [MAP]


[X]   Please mark your
      votes as in this example.
                            FOR          WITHHELD                                 FOR      AGAINST    ABSTAIN
1.  Election of            /   /          /   /           2.  Ratify appoint-    /   /      /   /      /  /
    Directors                                                 ment of Arthur
   (see reverse)                                              Andersen LLP
                                                              as independent
                                                              accountants

                             FOR         AGAINST           ABSTAIN
3.  Adopt share owner      /   /          /   /             /   /
    proposal to
    restrict
    discretionary  voting

    For, except vote withheld from the following nominee(s):

    ________________________________________________________


                                         Mark box                         THE BOARD OF DIRECTORS
                                         if change                        RECOMMENDS A VOTE FOR THE
                                         of address   /   /               ELECTION OF ALL CANDIDATES
                                         is noted                         AND ISSUE 2 AND A VOTE
                                         on reverse                       AGAINST ISSUE 3.
                                         side.

SIGNATURE(S)________________________________________________________      DATE ________________, 1997

When signing as attorney, agent, executor, administrator, trustee or guardian, please sign your name and title.
If a corporation, the full corporate name and signature and title of an authorized officer are required.  If a partnership, the full partnership name and the signature and title of an authorized person are required.

-----------------------------------------------------------------------------------------------------------------------------------

                         CENTERIOR ENERGY CORPORATION
                6200 Oak Tree Blvd., Independence, Ohio  44131
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 THE ANNUAL MEETING TO BE HELD ON MAY 8, 1997

         The undersigned hereby appoints E. Lyle Pepin and Janis T. Percio (and
  P if only one is present then by that one and with full power of substitution and revocation) as proxies, with the powers the
  R undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Centerior Energy Corporation (and to
  O exercise all other share owner rights and powers) at the annual meeting of its share owners to be held on May 8, 1997, and at any
  X adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified on the reverse side of
  Y this proxy and described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy.

         Candidates for election as directors:                                     Note change of address below

         R.P. Anderson, A.C. Bersticker, T.A. Commes, W.F. Conway,           _______________________________________

         W.R. Embry, R.J. Farling, F.A. Miller, F.E. Mosier,                 _______________________________________

         Sr. M.M. Reinhard, R.C. Savage and W.J. Williams                    _______________________________________

                                                                             _______________________________________
                                                                             (If you have written in the above space,
                                                                             please mark the change of address box on
                                                                             the reverse side of this card.)

      EXCEPT TO THE EXTENT OTHERWISE SPECIFIED OR IF NO INSTRUCTIONS ARE GIVEN ON THE REVERSE SIDE, THE BOARD OF DIRECTORS' PROXIES INTEND TO
            VOTE FOR THE ELECTION OF THE DIRECTORS AND ISSUE 2, AND
                AGAINST ISSUE 3 SET FORTH ON THE REVERSE SIDE.

                PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE
           AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                                  -------------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                  -------------